Exhibit 99.1

For Immediate Release

WM Announces First Quarter Earnings	FOR MORE INFORMATION WM Website www.wm.com

Organic Revenue Growth Drives Increases in Income from Operations, Operating
EBITDA, and Diluted Earnings per Share

WM Recognized by Forbes as One of the Best Employers for Diversity

Houston — Apr. 26, 2023 — WM (NYSE: WM) today announced financial results for the quarter ended March 31, 2023.

					Analysts
	Three Months Ended		Three Months Ended		Ed Egl
	March 31, 2023 (in millions, except per share amounts)		March 31, 2022 (in millions, except per share amounts)		713.265.1656 eegl@wm.com
	As Reported	As Adjusted(a)	As Reported	As Adjusted(a)

Revenue	$4,892	$4,892	$4,661	$4,661	Media Toni Werner
Income from Operations	$825	$828	$768	$803	media@wm.com

Operating EBITDA(b)	$1,330	$1,333	$1,250	$1,285

Operating EBITDA Margin	27.2%	27.2%	26.8%	27.6%

Net Income(c)	$533	$535	$513	$540

Diluted EPS	$1.30	$1.31	$1.23	$1.29

“Our performance to start 2023 delivered results in line with our expectations, keeping us on track to achieve the full-year guidance provided at the end of January,” said Jim Fish, WM’s President and Chief Executive Officer. “In the first quarter, our teams executed well, delivering organic revenue growth in the collection and disposal business of 7.0%. As we move into the second quarter where we begin to see the seasonal uptick in our business, we remain laser focused on our three top priorities for the year—cost management and leveraging technology and automation to drive permanent cost reductions, disciplined pricing, and execution on our sustainability growth investments.”

Key Highlights for the FIRST Quarter OF 2023

Revenue

●	Core price for the first quarter of 2023 was 7.4% compared to 7.3% in the first quarter of 2022.(d)
●	Collection and disposal yield was 6.2% compared to 5.5% in the first quarter of 2022.
●	Total Company volumes increased 1.2%, or 0.9% on a workday adjusted basis, compared to 3.6% in the first quarter of 2022, or 3.2% on a workday adjusted basis.
●	Collection and disposal volumes increased 1.1%, or 0.8% on a workday adjusted basis, compared to 4.2% in the first quarter of 2022, or 3.8% on a workday adjusted basis.

Cost Management

●	Operating expenses as a percentage of revenue increased 80 basis points to 63.1% in the first quarter of 2023 when compared to the first quarter of 2022, or 70 basis points to 63.0% on an adjusted basis.(a) The increase in operating expense margin in the first quarter, when compared to the prior year, was primarily due to wage increases, the impact of inflationary cost pressures on repair and maintenance and subcontractor costs, and margin dilutive impacts from recently closed acquisitions.
●	SG&A expenses were 9.7% of revenue compared to 10.5%, or 10.1% on an adjusted basis, in the first quarter of 2022.(a) The improvement reflects the Company’s progress in lowering SG&A expenses through technology and automation.

Profitability

●	Operating EBITDA in the Company’s collection and disposal business, adjusted on the same basis as total Company operating EBITDA, was $1.5 billion, or 30.6% of revenue, for the first quarter of 2023, compared to $1.4 billion, or 31.3% of revenue, for the first quarter of 2022.(e)
●	Operating EBITDA in the Company’s recycling line of business declined by $42 million compared to the first quarter of 2022, largely in line with expectations. The decline was primarily driven by the approximately 60% decrease in market prices for single-stream recycled commodities.
●	Operating EBITDA in the Company’s renewable energy business declined as expected by $20 million compared to the first quarter of 2022, primarily driven by decreases in the value of renewable fuel standard credits and lower energy prices.

Free Cash Flow & Capital Allocation

	Three Months Ended
	March 31, (in millions)
	2023	2022
Net cash provided by operating activities	$1,044	$1,258
Capital expenditures to support the business	(504)	(371)
Proceeds from divestitures of businesses and other assets, net of cash divested	11	5
Free cash flow without sustainability growth investments	551	892
Capital expenditures - sustainability growth investments	(156)	(47)
Free cash flow	$395	$845

●	Free cash flow declined in the first quarter primarily due to higher capital expenditures related to sustainability growth investments and the timing of collection vehicle deliveries, increased cash interest, and higher incentive compensation payments.
●	During the first quarter of 2023, $639 million was returned to shareholders, including $350 million of share repurchases and $289 million of cash dividends.

Fish concluded, “In addition to our solid financial performance, we’re also proud to be named by Forbes as one of the Best Employers for Diversity in 2023. Inclusion and Diversity are core values at WM, and we are pleased to be recognized as a company dedicated to building a culture that welcomes and supports diverse employees at all levels.”

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(a)	The information labeled as adjusted in this press release, as well as free cash flow, are non-GAAP measures. Please see "Non-GAAP Financial Measures" below and the reconciliations in the accompanying schedules for more information.

(b)	Management defines operating EBITDA as GAAP income from operations before depreciation, depletion and amortization; this measure may not be comparable to similarly-titled measures reported by other companies.

(c)	For purposes of this press release, all references to "Net income" refer to the financial statement line item "Net income attributable to Waste Management, Inc."

(d)	Core price is a performance metric measuring cumulative price changes net of churn plus price changes from ancillary fees excluding fuel surcharges. It is used by management to evaluate the effectiveness of our pricing strategies; it is not derived from our financial statements and may not be comparable to measures presented by other companies. Core price is based on certain historical assumptions, which may differ from actual results, to allow for comparability between reporting periods and to reveal trends in results over time.

(e)	In the first quarter of 2023, the Company updated its collection and disposal operating EBITDA calculation with a more accurate allocation of costs to this line of business. The Company has restated the prior periods to be consistent with the current year presentation.

The Company will host a conference call at 10 a.m. ET on April 27, 2023 to discuss the first quarter results. Information contained within this press release will be referenced and should be considered in conjunction with the call.

Listeners can access a live audio webcast of the conference call by visiting investors.wm.com and selecting “Events & Presentations” from the website menu. A replay of the audio webcast will be available at the same location following the conclusion of the call.

Conference call participants must register to obtain their dial in and passcode details. This streamlined process improves security and eliminates wait times when joining the call.

about waste management

WM (WM.com) is North America's leading provider of comprehensive environmental solutions. Previously known as Waste Management and based in Houston, Texas, WM is driven by commitments to put people first and achieve success with integrity. The company, through its subsidiaries, provides collection, recycling, and disposal services to millions of residential, commercial, industrial, and municipal customers throughout the U.S. and Canada. With innovative infrastructure and capabilities in recycling, organics, and renewable energy, WM provides environmental solutions to and collaborates with its customers in helping them achieve their sustainability goals. WM has the largest disposal network and collection fleet in North America, is the largest recycler of post-consumer materials, and is the leader in beneficial use of landfill gas, with a growing network of renewable natural gas plants and the most landfill gas-to-electricity plants in North America. WM's fleet includes nearly 11,000 natural gas trucks – the largest heavy-duty natural gas truck fleet of its kind in North America. To learn more about WM and the company's sustainability progress and solutions, visit Sustainability.WM.com.

Forward-Looking Statements

The Company, from time to time, provides estimates of financial and other data, comments on expectations relating to future periods and makes statements of opinion, view or belief about current and future events. This press release contains a number of such forward-looking statements, including but not limited to all statements regarding future performance or financial results of our business; achievement of financial guidance; and future execution of strategic priorities, including business optimization, investments and sustainability projects and growth. You should view these statements with caution. They are based on the facts and circumstances known to the Company as of the date the statements are made. These forward-looking statements are subject to risks and uncertainties that could cause actual results to be materially different from those set forth in such forward-looking statements, including but not limited to failure to implement our optimization, automation, growth, and cost savings initiatives and overall business strategy; failure to obtain the results anticipated from strategic initiatives, investments, acquisitions or new lines of business; failure to identify acquisition targets, consummate and integrate acquisitions; environmental and other regulations, including developments related to emerging contaminants, gas emissions, renewable energy and environmental, social, and governance (“ESG”), performance and disclosure; significant environmental, safety or other incidents resulting in liabilities or brand damage; failure to obtain and maintain necessary permits due to land scarcity, public opposition or otherwise; diminishing landfill capacity, resulting in increased costs and the need for disposal alternatives; failure to attract, hire and retain key team members and a high quality workforce; increases in labor costs due to union organizing activities or changes in wage and labor related regulations; disruption and costs resulting from extreme weather and destructive climate events; failure to achieve our sustainability goals or execute on our sustainability-related strategy and initiatives; public health risk, increased costs and disruption due to a future resurgence of pandemic conditions and restrictions; macroeconomic conditions, geopolitical conflict and market disruption resulting in labor, supply chain and transportation constraints, inflationary cost pressures and fluctuations in commodity prices, fuel and other energy costs; increased competition; pricing actions; impacts from international trade restrictions; competitive disposal alternatives, diversion of waste from landfills and declining waste volumes; weakness in general economic conditions and capital markets, including potential for an economic recession; instability of financial institutions; adoption of new tax legislation; fuel shortages; failure to develop and protect new technology; failure of technology to perform as expected; failure to prevent, detect and address cybersecurity incidents or comply with privacy regulations; negative outcomes of litigation or governmental proceedings; and decisions or developments that result in impairment charges. Please also see the Company’s filings with the SEC, including Part I, Item 1A of the Company’s most recently filed Annual Report on Form 10-K, as updated by subsequent Quarterly Reports on Form 10-Q, for additional information regarding these and other risks and uncertainties applicable to its business. The Company assumes no obligation to update any forward-looking statement, including financial estimates and forecasts, whether as a result of future events, circumstances or developments or otherwise.

Non-GAAP Financial Measures

To supplement its financial information, the Company has presented, and/or may discuss on the conference call, adjusted earnings per diluted share, adjusted net income, adjusted income from operations, adjusted operating EBITDA, adjusted operating EBITDA margin, adjusted operating expenses, adjusted SG&A expenses, and free cash flow, as well as projections of adjusted operating EBITDA and free cash flow for 2023. All of these items are non-GAAP financial measures, as defined in Regulation G of the Securities Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP but believes that also discussing non-GAAP measures provides investors with (i) financial measures the Company uses in the management of its business and (ii) additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance and are not representative or indicative of its results of operations.

In addition, the Company’s projected future operating EBITDA is anticipated to exclude the effects of other events or circumstances that are not representative or indicative of the Company’s results of operations. Such excluded items are not currently determinable, but may be significant, such as asset impairments and one-time items, charges, gains or losses from divestitures or litigation, and other items. Due to the uncertainty of the likelihood, amount and timing of any such items, the Company does not have information available to provide a quantitative reconciliation of such projection to the comparable GAAP measure.

The Company discusses free cash flow and provides a projection of free cash flow because the Company believes that it is indicative of its ability to pay its quarterly dividends, repurchase common stock, fund acquisitions and other investments and, in the absence of refinancings, to repay its debt obligations. Free cash flow is not intended to replace “Net cash provided by operating activities,” which is the most comparable GAAP measure. The Company believes free cash flow gives investors useful insight into how the Company views its liquidity, but the use of free cash flow as a liquidity measure has material limitations because it excludes certain expenditures that are required or that the Company has committed to, such as declared dividend payments and debt service requirements. The Company defines free cash flow as net cash provided by operating activities, less capital expenditures, plus proceeds from divestitures of businesses and other assets (net of cash divested); this definition may not be comparable to similarly-titled measures reported by other companies.

The quantitative reconciliations of non-GAAP measures to the most comparable GAAP measures are included in the accompanying schedules, with the exception of projected adjusted operating EBITDA. Non-GAAP measures should not be considered a substitute for financial measures presented in accordance with GAAP.

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WASTE MANAGEMENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Millions, Except per Share Amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2023	2022
Operating revenues	$4,892	$4,661
Costs and expenses:
Operating	3,086	2,903
Selling, general and administrative	476	491
Depreciation, depletion and amortization	505	482
Restructuring	3	—
(Gain) loss from divestitures, asset impairments and unusual items, net	(3)	17
	4,067	3,893
Income from operations	825	768
Other income (expense):
Interest expense, net	(120)	(85)
Equity in net losses of unconsolidated entities	(11)	(15)
Other, net	2	3
	(129)	(97)
Income before income taxes	696	671
Income tax expense	164	157
Consolidated net income	532	514
Less: Net income (loss) attributable to noncontrolling interests	(1)	1
Net income attributable to Waste Management, Inc.	$533	$513
Basic earnings per common share	$1.31	$1.24
Diluted earnings per common share	$1.30	$1.23
Weighted average basic common shares outstanding	407.4	415.7
Weighted average diluted common shares outstanding	409.0	417.8

WASTE MANAGEMENT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Millions)

(Unaudited)

	March 31,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$257	$351
Receivables, net	2,608	2,752
Other	506	448
Total current assets	3,371	3,551
Property and equipment, net	15,705	15,719
Goodwill	9,344	9,323
Other intangible assets, net	823	827
Other	2,047	1,947
Total assets	$31,290	$31,367
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable, accrued liabilities and deferred revenues	$3,520	$3,980
Current portion of long-term debt	336	414
Total current liabilities	3,856	4,394
Long-term debt, less current portion	15,034	14,570
Other	5,592	5,539
Total liabilities	24,482	24,503
Equity:
Waste Management, Inc. stockholders’ equity	6,794	6,849
Noncontrolling interests	14	15
Total equity	6,808	6,864
Total liabilities and equity	$31,290	$31,367

WASTE MANAGEMENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Millions)

(Unaudited)

	Three Months Ended
	March 31,
	2023	2022
Cash flows from operating activities:
Consolidated net income	$532	$514
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation, depletion and amortization	505	482
Other	107	80
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	(100)	182
Net cash provided by operating activities	1,044	1,258
Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(34)	(9)
Capital expenditures	(660)	(418)
Proceeds from divestitures of businesses and other assets, net of cash divested	11	5
Other, net	(95)	(150)
Net cash used in investing activities	(778)	(572)
Cash flows from financing activities:
New borrowings	6,885	2,362
Debt repayments	(6,548)	(2,471)
Common stock repurchase program	(350)	(250)
Cash dividends	(289)	(275)
Exercise of common stock options	12	9
Tax payments associated with equity-based compensation transactions	(28)	(34)
Other, net	(1)	24
Net cash used in financing activities	(319)	(635)
Effect of exchange rate changes on cash, cash equivalents and restricted cash and cash equivalents	—	1
(Decrease) increase in cash, cash equivalents and restricted cash and cash equivalents	(53)	52
Cash, cash equivalents and restricted cash and cash equivalents at beginning of period	445	194
Cash, cash equivalents and restricted cash and cash equivalents at end of period	$392	$246

WASTE MANAGEMENT, INC.

SUMMARY DATA SHEET

(In Millions)

(Unaudited)

Operating Revenues by Line of Business

	Three Months Ended
	March 31,
	2023	2022
Commercial	$1,412	$1,287
Industrial	933	836
Residential	854	805
Other collection	172	153
Total collection	3,371	3,081
Landfill	1,152	1,051
Transfer	540	486
Recycling	358	453
Other	613	575
Intercompany(a)	(1,142)	(985)
Total	$4,892	$4,661

Internal Revenue Growth

	Period-to-Period Change for the Three Months Ended March 31, 2023 vs. 2022
		As a % of		As a % of
		Related		Total
	Amount	Business(b)	Amount	Company(c)
Collection and disposal	$244	6.2%
Recycling and WM Renewable Energy(d) (e)	(141)	(28.0)
Fuel surcharges and mandated fees(e)	44	21.1
Total average yield(f)			$147	3.1%
Volume			55	1.2
Internal revenue growth			202	4.3
Acquisitions			43	0.9
Divestitures			(2)	—
Foreign currency translation			(12)	(0.2)
Total			$231	5.0%

	Period-to-Period Change for the
	Three Months Ended
	March 31, 2023 vs. 2022
	As a % of Related Business(b)
	Yield	Volume(g)
Commercial	7.2%	(0.9)%
Industrial	10.0	(1.8)
Residential	5.6	(2.9)
Total collection	7.2	(1.0)
MSW	5.4	2.7
Transfer	8.9	1.8
Total collection and disposal	6.2%	0.8%

(a)	Intercompany revenues between lines of business are eliminated in the Condensed Consolidated Financial Statements included herein.

(b)	Calculated by dividing the increase or decrease for the current year period by the prior year period’s related business revenue adjusted to exclude the impacts of divestitures for the current year period.

(c)	Calculated by dividing the increase or decrease for the current year period by the prior year period’s total Company revenue adjusted to exclude the impacts of divestitures for the current year period.

(d)	Includes combined impact of commodity price variability in both our recycling and WM Renewable Energy businesses, as well as changes in fees in our recycling business.

(e)	Beginning in 2023, Recycling and WM Renewable Energy includes changes in our revenue attributable to our WM Renewable Energy business. Previously these changes in revenues were included in fuel surcharges and mandated fees. We have revised our prior year results to conform with the current year presentation.

(f)	The amounts reported herein represent the changes in our revenue attributable to average yield for the total Company.

(g)	Workday adjusted volume impact.

WASTE MANAGEMENT, INC.

SUMMARY DATA SHEET

(In Millions)

(Unaudited)

	Three Months Ended
	March 31,
	2023	2022
Supplemental Data

Internalization of waste, based on disposal costs	68.5%	68.4%

Landfill depletable tons (in millions)	29.3	29.1

Acquisition Summary(a)

Gross annualized revenue acquired	$18	$3

Total consideration, net of cash acquired	34	6

Cash paid for acquisitions consummated during the period, net of cash acquired	31	5

Cash paid for acquisitions including contingent consideration and other items from prior periods, net of cash acquired	34	4

Landfill Amortization and Accretion Expenses:

	Three Months Ended
	March 31,
	2023	2022
Landfill depletion expense:
Cost basis of landfill assets	$142	$134
Asset retirement costs	36	33
Total landfill depletion expense(b)	178	167
Accretion expense	32	28
Landfill depletion and accretion expense	$210	$195

(a)	Represents amounts associated with business acquisitions consummated during the applicable period except where noted.

(b)	The increase in landfill depletion expense during the first quarter of 2023, as compared with the first quarter of 2022, was primarily due to the reopening of a previously closed landfill in our East Tier segment.

WASTE MANAGEMENT, INC.

RECONCILIATION OF CERTAIN NON-GAAP MEASURES

(In Millions, Except Per Share Amounts)

(Unaudited)

	Three Months Ended March 31, 2023
	Income from	Pre-tax	Tax	Net	Diluted Per
	Operations	Income	Expense	Income(a)	Share Amount
As reported amounts	$825	$696	$164	$533	$1.30
Adjustments:
Labor dispute	6	6	2	4
Reversal of legacy loss contingency reserve	(3)	(3)	(1)	(2)
Restructuring	3	3	1	2
Gain from asset impairments and unusual items, net	(3)	(3)	(1)	(2)
	3	3	1	2	0.01
As adjusted amounts	$828	$699	$165 (b)	$535	$1.31
Depreciation, depletion and amortization	505
As adjusted operating EBITDA	$1,333

	Three Months Ended March 31, 2022
	Income from	Pre-tax	Tax		Net	Diluted Per
	Operations	Income	Expense		Income(a)	Share Amount
As reported amounts	$768	$671	$157		$513	$1.23
Adjustments:
Enterprise resource planning system implementation-related costs	15	15	4		11
Advanced Disposal integration-related costs	4	4	1		3
Other, net(c)	16	16	3		13
	35	35	8		27	0.06
As adjusted amounts	$803	$706	$165	(b)	$540	$1.29
Depreciation, depletion and amortization	482
As adjusted operating EBITDA	$1,285

(a)	For purposes of this press release table, all references to "Net income" refer to the financial statement line item "Net income attributable to Waste Management, Inc."

(b)	The Company calculates its effective tax rate based on actual dollars. When the effective tax rate is calculated by dividing the Tax Expense amount in the table above by the Pre-tax Income amount, differences occur due to rounding, as these items have been rounded in millions. The first quarter 2023 and 2022 adjusted effective tax rates were 23.6% and 23.5%, respectively.

(c)	Includes a $17 million charge to increase the recorded liability for a subsidiary’s estimated potential share of a proposed environmental remediation plan at a closed site.

WASTE MANAGEMENT, INC.

RECONCILIATION OF CERTAIN NON-GAAP MEASURES

(In Millions, Except Per Share Amounts)

(Unaudited)

	Three Months Ended
	March 31, 2023		March 31, 2022
		As a % of		As a % of
	Amount	Revenues	Amount	Revenues
Adjusted Operating Expenses and Adjusted Operating Expenses Margin

Operating revenues, as reported	$4,892		$4,661

Operating expenses, as reported	$3,086	63.1%	$2,903	62.3%
Adjustments:
Labor dispute	(6)
Reversal of legacy loss contingency reserve	3
Operating expenses, as adjusted	$3,083	63.0%

2023 Projected Free Cash Flow Reconciliation(a)	Scenario 1	Scenario 2
Net cash provided by operating activities	$4,600	$4,725
Capital expenditures to support the business	(2,015)	(2,100)
Proceeds from divestitures of businesses and other assets, net of cash divested	15	75
Free cash flow without sustainability growth investments	$2,600	$2,700
Capital expenditures - sustainability growth investments	(1,100)	(1,100)
Free cash flow	$1,500	$1,600

(a) The reconciliation includes two scenarios that illustrate our projected free cash flow range for 2023. The amounts used in the reconciliation are subject to many variables, some of which are not under our control and, therefore, are not necessarily indicative of actual results.

WASTE MANAGEMENT, INC.

SUPPLEMENTAL INFORMATION PROVIDED FOR ILLUSTRATIVE PURPOSES ONLY

(In Millions)

(Unaudited)

Diversity in the structure of recycling contracts results in different accounting treatment for commodity rebates. In accordance with revenue recognition guidance, our Company records gross recycling revenue and records rebates paid to customers as cost of goods sold. Other contract structures allow for netting of rebates against revenue.

Additionally, there are differences in whether companies adjust for accretion expense in their calculation of EBITDA. Our Company does not adjust for landfill accretion expenses when calculating operating EBITDA, while other companies do adjust it for the calculation of their EBITDA measure.

The table below illustrates the impact that differing contract structures and treatment of accretion expense has on the Company’s adjusted operating EBITDA margin results. This information has been provided to enhance comparability and is not intended to replace or adjust GAAP reported results.

	Three Months Ended March 31,
	2023		2022
	Amount	Change in Adjusted Operating EBITDA Margin	Amount	Change in Adjusted Operating EBITDA Margin
Recycling commodity rebates	$141	0.9%	$223	1.4%
Accretion expense	$32	0.6%	$28	0.6%